Exhibit 99.3

ECOLAB FIRST QUARTER 2021

Overview

Sequentially improving underlying trends in Ecolab’s first quarter, driven by further strong new business wins, customer penetration gains, continued pricing and generally better market conditions, were negatively impacted by short-term supply chain and customer disruptions from the Texas freeze.

◢	Sales:
◾	Reported sales from continuing operations -4% from the year-ago period. Acquisition adjusted fixed currency sales -8% as strong growth in the Healthcare & Life Sciences segment were more than offset by a modest Industrial segment decrease and narrowed declines in the Institutional & Specialty and Other segments. The Texas freeze is estimated to have had a -1pp impact on overall sales growth.
◢	Earnings:
◾	Reported diluted EPS from continuing operations $0.67, -33%.
◾	Adjusted diluted EPS from continuing operations excluding special gains and charges and discrete tax items $0.81, -18%.
◾	The adjusted EPS decrease reflects COVID-19 related volume declines, Texas freeze impact and unfavorable business mix which together more than offset cost savings and favorable pricing.
◾	Short-term Texas freeze supply chain and customer disruptions were as expected an estimated unfavorable $0.10 (-10pp) per share.
◢	Outlook:
◾	We look for significant growth in the second quarter, primarily driven by strong year-on-year growth in our Institutional division as new business as well as improving trends in early-reopening U.S. states and continued U.S. vaccination progress more than offset a softer Europe and emerging market recovery. We expect robust consolidated gains in the second half, and continue to look for strong year-on-year growth for the full year 2021 with earnings per share above 2019 earnings per share from continuing operations excluding the estimated $0.15 per share impact of the Texas freeze.

SUMMARY

Sequentially improving underlying trends in Ecolab’s first quarter, driven by further strong new business wins, customer penetration gains, continued pricing and generally improving market conditions, were negatively impacted by short-term supply chain and customer disruptions from the Texas freeze.

Healthcare & Life Sciences segment sales and income continued to be strong as it further benefited from good underlying trends and heightened demand for cleaning and sanitizing products. Our Industrial segment saw a modest sales decline as improving underlying trends were temporarily masked by disruptions from the Texas freeze, while income growth continued due to pricing and cost savings. Sales declines for our Institutional & Specialty segment narrowed slightly despite further COVID-19 restrictions during the first quarter in the U.S. and most notably in Europe, which reduced consumer activity within restaurants, hotels and entertainment facilities. The Other segment sales decline narrowed considerably from the fourth quarter rate driven by good Pest Elimination results and operating income showed strong growth.

Developing though still uneven improvements in COVID-19 trends provide an encouraging outlook for the world and our end markets in 2021, and one that is in line with our general expectations. We continue to believe we are in a strong position to capitalize on these expected expanding positive trends as we leverage the developing recovery over the balance of the year, utilizing investments we made in our product and service innovation, new hygiene and digital technologies, and successful sales and profit initiatives.

While the continued uncertainty regarding the timing and pace of the global recovery from COVID-19’s impact does not yet present an adequate basis for us to provide either quarterly or annual earnings forecasts, we expect significant improvement for the full year 2021. We expect full year 2021 Healthcare & Life Sciences segment sales to moderately improve over the prior year’s very strong gain, with good year-on-year sales growth from our Industrial and Other segments. We look for our Institutional & Specialty segment to show a significant year-on-year increase for the full year as it progressively recovers toward its pre-COVID peak 2019 levels.

We look for significant growth in the second quarter, primarily driven by strong year-on-year growth in our Institutional division as new business as well as improving trends in early-reopening U.S. states and continued U.S. vaccination progress more than offset a softer Europe and emerging market recovery. We expect robust consolidated gains in the second half, and continue to look for strong year-on-year growth for the full year 2021 with earnings per share above 2019 earnings per share from continuing operations excluding the estimated $0.15 per share impact of the Texas freeze.

While COVID-19 has had a significant and likely lasting impact on society, it has also created long-term opportunities for us. Our food safety, water management and infection protection positioning has become even more important. Further, we believe that our long-term growth opportunities remain robust, driven by our large remaining market opportunity; our leading global market positions; and our focus on providing our strong and growing customer base with improved results while lowering their water, energy and other operating costs. We continue to believe looking beyond the near-term uncertainty and focusing on our sustainable long-term business drivers will yield Ecolab investors superior long-term benefits.

HIGHLIGHTS

●	First quarter results reflected continued underlying sequential improvement from the fourth quarter that was offset by short-term supply chain and customer disruptions from the Texas freeze.
●	Reported consolidated sales declined 4%; fixed currency acquisition adjusted sales declined 8%. The Texas freeze is estimated to have had a -1pp impact on overall sales growth. As expected, the Healthcare & Life Sciences segment showed strong sales growth, the Industrial segment experienced a modest sales decline reflecting the Texas freeze impact, and the moderate Other segment sales decline narrowed considerably from the fourth quarter. Institutional & Specialty segment’s sales decline narrowed slightly from the fourth quarter as sales trends within our U.S. Institutional business improved toward the end of the first quarter.
●	The Healthcare & Life Sciences and Other segments showed strong acquisition adjusted fixed currency operating income gains, Industrial delivered modest gains, while Institutional & Specialty’s decline was similar to the fourth quarter.
●	First quarter reported diluted earnings per share from continuing operations were $0.67 compared with $1.00 last year.
●	On an adjusted basis, excluding special gains and charges and discrete tax items from both years, first quarter 2021 adjusted diluted earnings per share from continuing operations were $0.81, compared with adjusted diluted earnings per share from continuing operations of $0.99 a year ago. The adjusted EPS decrease reflects COVID-19 related volume declines, Texas freeze impacts and unfavorable business mix which together more than offset cost savings and favorable pricing. The short-term Texas freeze supply chain and customer disruptions were as expected an estimated unfavorable $0.10 per share in the first quarter.
●	Our markets are generally improving and the increasing rate of vaccinations along with the associated relaxation of social restrictions provides further support for the global economic recovery. We expect that improvement, leveraged by our investments and work we have done to further our critical innovation, service and digital business drivers as well as cost efficiency measures, will help drive strong comparisons against 2020’s results. We expect quarterly results to show strong growth over the balance of the year and result in 2021 adjusted earnings per share that exceed 2019’s adjusted earnings per share from continuing operations, excluding the estimated $0.15 per share impact from the Texas freeze.
●	In summary, our business continues to show underlying improvement that gives us confidence in our full-year outlook. As the broader economic recovery develops over the balance of the year, we expect to leverage our strong market positions, expanded growth opportunities and outstanding team, to deliver the best results for customers and superior long-term performance for Ecolab shareholders.

CONSOLIDATED SALES

Consolidated sales	% Change
Volume & mix	(10)%
Pricing	1%
Subtotal	(8)%
Acq./Div.	2%
Fixed currency growth	(6)%
Currency impact	2%
Total	(4)%

Ecolab’s first quarter reported sales decreased 4% when compared to the year ago period. Fixed currency acquisition adjusted sales declined 8%. Looking at the components, consolidated volume and mix declined 10%. Pricing increased 1%, acquisitions added 2% and currency added 2% to sales growth. The Texas freeze is estimated to have had a -1pp impact on sales growth.

GLOBAL INDUSTRIAL SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	0%	0%
Food & Beverage	2%	(2)%
Downstream	(17)%	(17)%
Paper	2%	2%
Total Global Industrial	(2)%	(3)%

WATER

Fixed currency Water sales were flat as generally improving business trends were negatively impacted by the supply chain and customer operating disruptions due to the Texas freeze. The Texas freeze is estimated to have had a -3pp impact on Water sales growth. Excluding the impact of the freeze, both the Light and Heavy industry water treatment businesses showed strong growth. Mining declined primarily reflecting coal-related business exits and supply chain disruptions. Fixed currency acquisition adjusted sales growth showed modest growth in Asia Pacific, Europe and Latin America and moderate declines in North America.

The impact of increasing water demand, its growing quality and availability issues, and the resulting rising costs continue to be a critical issue for our customers, and one that Ecolab is uniquely positioned to help them solve. Our advanced technologies and service expertise remain important differentiators for us in this market, and the increasing needs for effective water solutions, along with our repositioned portfolio, should present very attractive long term growth opportunities for our Water business. We expect improving sales comparisons and good growth for the full year as our markets recover through 2021 and our advanced solutions drive market share gains.

FOOD & BEVERAGE

Reported first quarter fixed currency Food & Beverage sales rose 2%; acquisition adjusted sales declined 2% reflecting COVID-19 related impacts that benefited customer demand last year but hurt the first quarter as further lockdowns were put in place, particularly in Europe, reducing beverage and brewing demand and production. Globally, we realized modest growth in beverage and brewery sales and stable dairy plant sales, but saw COVID-19 related declines elsewhere. Fixed currency acquisition adjusted sales growth was modest in Asia Pacific and Latin America while North America and Europe sales declined.

With more favorable end-market trends expected to build as COVID-19 restrictions ease through the year, we expect a better second quarter and a stronger second half that benefits from new business wins and improved pricing.

DOWNSTREAM

Fixed currency sales declined 17%; the Texas freeze is estimated to have had a -5pp impact on Downstream sales growth due to unplanned North America customer outages and supply shortages from the freeze. Excluding the impact from the Texas freeze, higher petrochemical sales were more than offset by continued lower refinery sales as production remained low and higher refinery fuel inventories helped to meet rising transportation demand. Fixed currency sales declined in all major regions.

We expect improved results over the remaining quarters to yield modest Downstream sales growth for the full year 2021, led by new business wins, increased refinery production and continued growth in petrochemical demand.

PAPER

First quarter fixed currency sales grew 2% as strong international gains more than offset supply chain impacts from the Texas freeze; the Texas freeze is estimated to have had a -2pp impact on Paper sales growth. Board & packaging along with tissue & towel end markets led the increase, while graphics posted a modest decline. Fixed currency acquisition adjusted sales growth was strong in Asia Pacific, Europe and Latin America, more than offsetting lower sales in North America.

We expect Paper to show steady sales growth in 2021 as good new business wins and continued growth in tissue & towel and board & packaging markets more than offset declines in graphic paper.

GLOBAL INDUSTRIAL SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Industrial Op. Inc.	$219.2	15.3%	$209.6	14.3%	5%
Acq./Div. Adj. Op. Inc.	$217.9	15.6%	$209.5	14.5%	4%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 4% reflecting cost savings and favorable pricing that more than offset lower volume from the Texas freeze. The Texas freeze is estimated to have had a -14pp impact on Industrial’s acquisition adjusted fixed currency operating income growth.

GLOBAL INSTITUTIONAL & SPECIALTY SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Institutional & Specialty	% Change	% Change
Institutional	(25)%	(25)%
Specialty	(9)%	(9)%
Total Global Institutional & Specialty	(21)%	(21)%

INSTITUTIONAL

Fixed currency sales for the Institutional business declined 25%, narrowing from the fourth quarter decrease, despite ongoing COVID-19 related restrictions which negatively impacted most of the first quarter. While hand and surface sanitizer sales remained strong relative to pre-COVID levels, continued mandated restrictions for in-unit dining, especially in Europe, and travel concerns during the quarter negatively impacted foot traffic at full-service restaurants, occupancy rates at hotels and consumer visits to entertainment facilities. Improvements in North America restrictions late in the quarter led to improving sales trends within that region. Sequentially, China sales delivered strong growth, North America and Latin America showed significantly narrowed sales declines and Europe worsened reflecting the increased lockdown in that region.

We have continued to work aggressively to support our customers through this uncertain environment, as well as ensure our long-term value drivers remain robust. Our advanced products, including hospital-grade disinfectants, along with our expert service to help customers solve problems, have continued to be significant differentiators for us and important in our strong new business wins. Our ‘Ecolab Science Certified’ program continued to expand as the program assists our customers in meeting the public’s heightened expectations for cleaner and safer consumer locations and helping them feel more confident as they make decisions on where to stay and dine in the new environment, and further differentiate and enhance our brand for customers and their guests.

The pace and timing of the reopening remains very uneven across global regions, as North American restrictions have eased while European restrictions remain more significant. The improving end market momentum we saw in the U.S. late in the first quarter was encouraging and we continue to believe the overall outlook for Institutional’s full year 2021 remains very strong. As the rollout of vaccinations expand, we expect end market fundamentals will improve more broadly as the year progresses. We continue to expect a very strong Institutional performance in the second quarter and for the full year 2021 as sales progressively recover toward 2019 levels.

SPECIALTY

First quarter fixed currency Specialty sales declined 9% reflecting comparison to the very strong first quarter 2020, where strong COVID-19 driven buying significantly boosted sales. Adjusted for COVID-19 related product sales in both periods, first quarter 2021 sales are estimated to have increased 1%. Adjusted for those product sales, estimated quickservice revenues increased modestly as new customer wins were mostly offset by reduced in-unit dining foot traffic due to COVID-related lockdowns, most notably in Europe. Adjusted food retail sales are also estimated to have increased modestly with expanded cleaning protocols, new customer additions and product and program introductions.

We expect second quarter sales to show a moderate decline versus the strong demand benefit from COVID-19 in last year’s second quarter, with the second half of this year showing strong sales growth. This should result in a moderate full year sales gain as we benefit from new customer wins, driven by our broad range of innovative products and service expertise along with the normalization of demand.

INSTITUTIONAL & SPECIALTY SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Institutional & Specialty Op. Inc.	$63.1	7.4%	$183.7	16.9%	(66)%
Acq./Div. Adj. Op. Inc.	$64.1	7.5%	$183.7	16.9%	(65)%

Acquisition adjusted fixed currency operating income for the Global Institutional & Specialty segment decreased 65% reflecting the significant COVID-19 related volume decline and unfavorable business mix which together more than offset cost savings and favorable pricing.

GLOBAL HEALTHCARE & LIFE SCIENCES SALES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare & Life Sciences	% Change	% Change
Healthcare	13%	12%
Life Sciences	18%	19%
Total Global Healthcare & Life Sciences	14%	14%

HEALTHCARE

First quarter Healthcare acquisition adjusted fixed currency sales grew 12% as strong COVID-19 related hand and surface disinfection sales growth continued to more than offset the unfavorable effects of delayed elective surgical procedures. Underlying Healthcare sales, adjusted for one-time sales we do not expect to recur, are estimated to have increased 5%.

Global sales of hand and surface cleaning and sanitizing products to healthcare facilities and national health systems rose significantly in 2020 in response to the pandemic and are expected to remain at elevated levels over the near term. While hospital and surgery utilization rates continue to gradually recover, we believe the underlying demand, adjusted for COVID-19’s impact, remains steady. We expect further good underlying sales gains for the Healthcare business in 2021, though comparison against 2020’s very strong COVID-19 influenced sales may yield flattish comparisons for the balance of this year.

LIFE SCIENCES

Life Sciences’ first quarter acquisition adjusted fixed currency sales grew 19%, as the stronger than normal growth continued to be driven by heightened COVID-19 concerns, higher cleaning standards and increased demand for our Bioquell biodecontamination systems and offerings, as well as ongoing business wins and pricing.

We believe the long-term outlook for Life Sciences remains robust, driven by our specialized products and services that help ensure safe, efficient and effective manufacturing facilities for our pharmaceutical and personal care customers. Second quarter sales will compare to a 2020 second quarter gain that exceeded 50% and was led by extraordinary COVID-19 driven demand for biodecontamination systems; while underlying Life Sciences demand remains solid, a return to more normal demand levels this year will likely result in a second quarter 2021 sales decline versus last year’s very strong gain. However, we expect good second half growth that yields a full year 2021 sales increase in line with Life Science’s historic and very attractive rates.

HEALTHCARE & LIFE SCIENCES SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Healthcare & Life Sciences Op. Inc.	$45.6	15.5%	$24.0	9.3%	90%
Acq./Div. Adj. Op. Inc.	$45.6	15.7%	$24.0	9.4%	90%

Acquisition adjusted fixed currency Global Healthcare & Life Sciences segment operating income grew 90% reflecting the strong volume gains, favorable pricing and cost savings.

OTHER SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	5%	5%
Textile Care	(23)%	(23)%
Colloidal Technologies	(6)%	(6)%
Total Other	(3)%	(3)%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 5% in the first quarter as good growth in food and beverage plants, grocery stores, quickservice restaurant sales and new business more than offset lower full service restaurant and hospitality sales that were negatively impacted by capacity restrictions. Regionally, sales were strong in Latin America and Asia Pacific, good in Europe and modest in North America.

We expect Pest Elimination to show strong growth versus the second quarter last year. We look for full year 2021 to show good improvement as the restaurant and hospitality markets recover, other end markets continue to grow, and new programs add additional differentiation to drive business wins. Further, we believe an increased focus on health and safety following the COVID-19 pandemic, coupled with our ongoing innovation and digital offerings, will extend our differentiation and help drive our above average long-term growth.

OTHER MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Other Op. Inc.	$32.9	12.1%	$21.8	7.8%	51%
Acq./Div. Adj. Op. Inc.	$32.9	12.1%	$21.8	7.8%	51%

Acquisition adjusted fixed currency operating income increased 51% as cost savings, along with favorable pricing and business mix, together more than offset lower volumes.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2021	% sales	2020	% sales	% change
Gross Profit	$1,173.0	40.7%	$1,300.4	43.1%	(10)%
Gross Profit (adj.)	$1,192.6	41.3%	$1,309.5	43.4%	(9)%

First quarter gross margins adjusted for special charges decreased, showing a narrowing sequential decline. The first quarter decline primarily reflected the impact of COVID-19 volume declines, the Texas freeze and an unfavorable business mix, which together more than offset the benefits of pricing. The freeze is estimated to have had a -0.7pp impact on gross margins.

($ millions, unaudited)	2021	% sales	2020	% sales	% change
SG&A	$862.9	29.9%	$908.3	30.1%	(5)%

The first quarter SG&A ratio to sales decreased as cost savings more than offset the impact of lower sales and investments in the business.

($ millions, unaudited)	2021	% sales	2020	% sales	% change
Operating Income	$297.3	10.3%	$376.2	12.5%	(21)%
Fixed Currency Operating
Income (adj.)	$330.2	11.4%	$409.0	13.2%	(19)%
Fixed Currency Operating
Income (acq./div. adj.)	$329.9	11.7%	$408.9	13.3%	(19)%

Adjusted fixed currency operating income decreased 19%. The Texas freeze is estimated to have had a -9pp impact on operating income growth. COVID-19 related volume declines, the Texas freeze impact and an unfavorable business mix more than offset cost savings and favorable pricing.

CORPORATE EXPENSE

($ millions - unaudited)	2021	2020
Corporate
Corp. Expense	($30.6)	($30.1)
Special Gains/(Charges)	(32.4)	(25.0)
Total Corporate Expense	($63.0)	($55.1)

Corporate expense includes amortization expense of $31 million in the first quarter of 2021 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $32 million in the first quarter of 2021 primarily related to restructuring charges and COVID-19 related charges, including pay protection for certain employees impacted by COVID-19’s effects (net of government subsidies), testing and related costs.

Special gains and charges for the first quarter of 2020 were a net charge of $25 million and include restructuring charges, acquisition and integration charges, Healthcare product recall charges and litigation and other charges.

OTHER INCOME, INTEREST, TAX RATE, SHARES AND CONSOLIDATED INCOME

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, increased 10% reflecting higher returns on pension assets.

Reported interest expense increased 7% due to higher average debt levels in this year’s quarter. The increased average debt levels in 2021 incorporate the late March 2020 issuance of debt to further increase our liquidity at the beginning of the COVID-19 pandemic.

The reported income tax rate for the first quarter of 2021 was 25.2% compared with the reported rate of 13.7% in the first quarter of 2020. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the first quarter of 2021 was 19.7% compared with the adjusted tax rate of 20.5% in the first quarter of 2020.

The net of this performance is that Ecolab reported first quarter diluted earnings per share from continuing operations of $0.67 compared with $1.00 reported a year ago. When adjusted for special gains and charges and discrete tax items in both years, first quarter adjusted diluted earnings per share from continuing operations were $0.81 compared with $0.99 reported a year ago; the Texas freeze supply chain and customer disruptions were an estimated unfavorable $0.10 per share. Currency translation had a $0.02 favorable impact on first quarter 2021 adjusted diluted earnings per share from continuing operations.

Ecolab reacquired approximately 0.3 million shares of its common stock during the first quarter of 2021.

BALANCE SHEET, CASH FLOW AND LEVERAGE

(unaudited)	March 31
($ millions)	2021	2020
Cash and cash eq.	$1,189.5	$1,552.2
Accounts receivable, net	2,272.0	2,409.9
Inventories	1,347.0	1,121.2
Other current assets	341.5	334.3
Current assets of discontinued operations	-	1,019.5
PP&E, net	3,078.7	3,202.5
Goodwill and intangibles	9,086.3	8,433.1
Other assets	893.1	984.0
Long-term assets of discontinued operations	-	3,282.9
Total assets	$18,208.1	$22,339.6

Short-term debt	$24.3	$1,035.2
Accounts payable	1,128.2	1,042.2
Other current liabilities	1,699.7	1,776.3
Current liabilities of discontinued operations	-	403.7
Long-term debt	6,685.8	6,743.5
Pension/Postretirement	1,207.8	1,066.9
Other liabilities	1,142.2	1,116.9
Long-term liabilities of discontinued operations	-	294.3
Total equity	6,320.1	8,860.6
Total liab. and equity	$18,208.1	$22,339.6

	March 31
(unaudited)	2021	2020
Total Debt/Total Capital	51.5%	46.7%
Net Debt/Total Capital	46.6%	41.3%
Net Debt/EBITDA	2.5	2.3
Net Debt/Adjusted EBITDA	2.3	2.1

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

	Three Months Ended
(unaudited)	March 31
($ millions)	2021	2020
Cash from op. activities	$295.3	$308.3
Depreciation	150.7	146.4
Amortization	64.5	52.3
Capital expenditures	102.1	147.7

SUMMARY

In summary, our business continues to show fundamental improvement that gives us confidence in our full-year outlook. Our markets are generally improving and we believe we are in a strong position to capitalize on these trends as we benefit from further good new business wins, customer penetration gains and continued pricing. As the global economy recovers over the balance of the year, we expect to leverage it through our strong market positions, expanded growth opportunities and outstanding team to deliver the best results for customers and superior long-term performance for Ecolab shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, the global economic recovery, and our financial and business performance and prospects, including sales, earnings, new business and pricing. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution and efficacy of vaccines, the likelihood of a resurgence of the outbreak, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other income expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2021. We also provide our segment results based on public currency rates for information purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the first quarter 2021 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended
(unaudited)	March 31
(millions, except percent)	2021	2020

Net sales
Reported GAAP net sales	$2,885.0	$3,020.6
Effect of foreign currency translation	5.6	68.0
Non-GAAP fixed currency sales	2,890.6	3,088.6
Effect of acquisitions and divestitures	(71.7)	(17.5)
Non-GAAP acquisition adjusted fixed currency sales	2,818.9	3,071.1

Cost of Sales
Reported GAAP cost of sales	$1,712.0	$1,720.2
Special (gains) and charges	19.6	9.1
Non-GAAP adjusted cost of sales	$1,692.4	$1,711.1

Gross Margin
Reported GAAP gross margin	40.7%	43.1%
Non-GAAP adjusted gross margin	41.3%	43.4%

Operating income
Reported GAAP operating income	$297.3	$376.2
Effect of foreign currency translation	0.5	7.8
Non-GAAP fixed currency operating income	297.8	384.0
Special (gains) and charges	32.4	25.0
Non-GAAP adjusted fixed currency operating income	330.2	409.0
Effect of acquisitions and divestitures	(0.3)	(0.1)
Non-GAAP acquisition adjusted fixed currency operating income	$329.9	$408.9

Operating Income Margin
Reported GAAP operating income margin	10.3%	12.5%
Non-GAAP adjusted fixed currency operating income margin	11.4%	13.2%
Non-GAAP acquisition adjusted fixed currency operating income margin	11.7%	13.3%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	First Quarter Ended
(millions, except percent and per share)	March 31
	2021	2020
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$193.6	$292.0
Special (gains) and charges, after tax	24.2	18.5
Discrete tax net expense (benefit)	16.1	(21.9)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$233.9	$288.6
Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$0.67	$1.00
Special (gains) and charges, after tax	0.08	0.06
Discrete tax net expense (benefit)	0.06	(0.07)
Non-GAAP adjusted diluted EPS from continuing operations	$0.81	$0.99
Provision for Income Taxes
Reported GAAP tax rate	25.2%	13.7%
Special gains and charges	0.0	0.8
Discrete tax items	(5.5)	6.0
Non-GAAP adjusted tax rate	19.7%	20.5%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$885.0	$1,483.6
Provision for income taxes	195.7	305.7
Interest expense, net	293.6	189.7
Depreciation	598.6	577.3
Amortization	230.6	207.7
EBITDA	$2,203.5	$2,764.0
Special (gains) and charges impacting EBITDA	235.6	150.1
Adjusted EBITDA	$2,439.1	$2,914.1

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended March 31
(unaudited)	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,433.9	(33.1)	$1,400.8	$1,465.0	(17.2)	$1,447.8
Global Institutional & Specialty	858.5	(2.9)	855.6	1,087.2	-	1,087.2
Global Healthcare & Life Sciences	293.7	(2.5)	291.2	256.8	(0.3)	256.5
Other	271.3	-	271.3	279.6	-	279.6
Corporate	33.2	(33.2)	-	-	-	-
Subtotal at fixed currency rates	2,890.6	(71.7)	2,818.9	3,088.6	(17.5)	3,071.1
Currency impact	(5.6)			(68.0)
Consolidated reported GAAP net sales	$2,885.0			$3,020.6

Operating Income
Global Industrial	$219.2	(1.3)	$217.9	$209.6	(0.1)	$209.5
Global Institutional & Specialty	63.1	1.0	64.1	183.7	-	183.7
Global Healthcare & Life Sciences	45.6	-	45.6	24.0	-	24.0
Other	32.9	-	32.9	21.8	-	21.8
Corporate	(30.6)	-	(30.6)	(30.1)	-	(30.1)
Adjusted at fixed currency rates	330.2	(0.3)	329.9	409.0	(0.1)	408.9
Special (gains) and charges	32.4			25.0
Reported OI at fixed currency rates	297.8			384.0
Currency impact	(0.5)			(7.8)
Consolidated reported GAAP operating income	$297.3			$376.2

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (1)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (2)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67
Adjustments:
Special (gains) and charges (3)	0.08
Discrete tax expense (benefits) (4)	0.06
Adjusted diluted earnings per share (Non-GAAP)	$0.81

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges relating to the efficiency initiative, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, offset by other discrete tax expense.

(3) Special (gains) and charges for 2021 includes charges of $24.2 million, net of tax in the first quarter. Charges include restructuring charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, acquisition and integration charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2021 includes $16.1 million in the first quarter. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.